UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 2, 2013
_________________________

ILLINOIS TOOL WORKS INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4797	36-1258310
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3600 West Lake Avenue, Glenview, IL		60026-1215
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 847-724-7500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 2, 2013, Illinois Tool Works Inc. (“ITW”) and Ronald D. Kropp, Chief Financial Officer (“CFO”), entered into a Separation, Release, and Proprietary Interests Protection Agreement pursuant to which Mr. Kropp agreed to continue as CFO of ITW until a replacement begins employment or August 9, 2013, whichever is earlier, after which time Mr. Kropp is to assist with the transition to the new CFO and remain employed by the Company as Executive Project Manager until August 9, 2014, unless he obtains other employment or submits his resignation at an earlier date. The period from the date that a replacement begins employment to August 9, 2014 is defined in the agreement as the “Assignment Period.”

Provided that he has not voluntarily terminated his employment prior to the Assignment Period, Mr. Kropp will maintain his current base salary as of January 1, 2013, and his current benefits pursuant to the terms and conditions of ITW plan documents. If Mr. Kropp obtains other employment, is terminated by the Company without cause or submits his resignation after the commencement but before the end of the Assignment Period, his employment will terminate and he will receive all salary through the end of the Assignment Period in a lump-sum within 30 days of his termination date.

If Mr. Kropp remains as CFO until the beginning of the Assignment Period, his 2011 Company-wide Growth Plan (long-term cash) award and his 2011 Performance Restricted Stock Unit award will become 100% vested on August 9, 2013 and will be paid out after the end of the three-year incentive performance period in accordance with the provisions of the awards at the achievement level certified by the Compensation Committee. An additional 25% of Mr. Kropp’s 2010, 2011 and 2012 stock option grants will vest on August 9, 2013. Mr. Kropp will also be eligible for the 2013 annual incentive plan (P&O) bonus, payable in March 2014, in accordance with the bonus plan’s regular terms and process, with the “P” portion of the bonus based on Company performance and the “O” portion of the bonus paid at 80% completion rate.

Upon his termination of employment, ITW will pay any unused vacation and offer Mr. Kropp the opportunity to participate in health and dental coverage, provided that he enrolls in COBRA, and he will have six months following termination of employment to exercise any outstanding vested stock options.

If Mr. Kropp does not revoke the agreement, complies with all of its terms and conditions, and remains employed until August 9, 2014, he will receive additional payments of (a) $60,000, (b) the full value of nonqualified pension plan pursuant to plan terms, (c) a 2014 annual incentive plan (P&O) bonus payable in March 2015 based on the portion of the 2014 year through August 9, 2014, with the “P” portion of the bonus based upon Company performance and the “O” portion of the bonus to be paid at 80% completion rate. Subject to non-revocation and compliance with the agreement, if Mr. Kropp obtains other employment, is terminated by the Company without cause or submits his resignation after commencement of the Assignment Period but before August 9, 2014, he would receive the same payments, except that the 2014 bonus would be based on forecasted 2014 Company performance and paid within 30 days of his termination date.

Under the agreement, Mr. Kropp is also required to maintain the confidentiality of ITW trade secrets and other confidential information; and for one year after the termination of his employment, he will be subject to nonsolicitation obligations regarding ITW employees who possess confidential information of ITW.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Separation, Release and Proprietary Interests Protection Agreement by and among Illinois Tool Works Inc. and Ronald D. Kropp dated April 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ILLINOIS TOOL WORKS INC.

Dated: April 8, 2013	By: /s/ MARIA C. GREEN
Maria C. Green
Senior Vice President, General Counsel & Secretary